Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(915) 534-1530	(915) 534-1535

WESTERN REFINING CLOSES ON SALE OF ASSETS AND COMPLETES REDEMPTION OF

ALL OUTSTANDING SENIOR SECURED FLOATING RATE NOTES

EL PASO, Texas – December 29, 2011 – Western Refining, Inc. (NYSE:WNR) today announced that it has closed on the sale of its Yorktown, Virginia facilities and a segment of its crude oil pipeline in southeast New Mexico to Plains Marketing, L.P. and Plains Pipeline, L.P., both subsidiaries of Plains All American Pipeline, L.P., for approximately $220 million. The transaction includes substantially all of Western’s Yorktown assets, including both the terminal and idled refinery, and an 82 mile segment of a 424 mile crude oil pipeline in New Mexico. Western will retain its East Coast wholesale business and continue to market products in the Mid-Atlantic region. Western expects to record a non-cash loss on disposition of these assets of $440 to $460 million for the fourth quarter.

Western Refining also announced that it successfully completed the redemption of its outstanding $275 million Senior Secured Floating Rate Notes due 2014 on December 21, 2011. The Notes were redeemed at an aggregate redemption price of $288.75 million (including a 5% premium), plus accrued and unpaid interest from December 15, 2011 to December 21, 2011.

Jeff Stevens, Western’s President and Chief Executive Officer, commented, “Both of these actions contribute to our stated goal of reducing our debt and strengthening our balance sheet. We are very pleased with our progress in this area and the added financial flexibility these transactions provide the Company.”

About Western Refining

Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, and Gallup, New Mexico. Western’s asset portfolio also includes refined products terminals in Albuquerque and Bloomfield, New Mexico; asphalt terminals in Phoenix and Tucson, Arizona, Albuquerque, and El Paso; retail service stations and convenience stores in Arizona, Colorado, New Mexico and Texas; a fleet of crude oil and finished product truck transports; and wholesale petroleum products operations in Arizona, California, Colorado, Nevada, New Mexico, Texas, Utah, and Virginia. More information about the Company is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements

This press release contains forward-looking statements. The forward-looking statements contained herein include statements about the recordation of a non-cash loss and added financial flexibility relating to these transactions. These statements are subject to the general risks inherent in our business. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could result in Western’s expectations not being realized or otherwise materially affect Western’s financial condition, results of operations, and cash flows. Additional information relating to the uncertainties affecting Western’s business is contained in its filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward-looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.